SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2010

ABIOMED, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-20584	04-2743260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of principal executive offices) (Zip Code)

(978) 646-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On August 11, 2010, we held our 2010 Annual Meeting of Stockholders. The holders of 34,648,593 shares of common stock were present or represented by proxy at the meeting. Set forth below are the matters acted upon at the annual meeting and the final voting results on each matter as reported by our inspector of elections.

Proposal One: Election of Directors

At the annual meeting, our stockholders elected each of Michael R. Minogue, W. Gerald Austen and Martin P. Sutter as a member of our board of directors as a Class III director to serve a three-year term expiring at the 2013 Annual Meeting of Stockholders. The votes cast in the election of directors were as follows:

Nominee	Votes For	Votes Withheld	Broker Non-Vote

Michael R. Minogue	26,458,089	304,815	7,885,689

W. Gerald Austen	24,738,674	2,024,230	7,885,689

Martin P. Sutter	26,098,488	664,416	7,885,689

Proposal Two: Approval of Amendments to our 2008 Stock Incentive Plan

At the annual meeting, our stockholders approved amendments to our 2008 Stock Incentive Plan which increased the number of shares issuable under the plan by 1,600,000 and increased the “fungibility ratio,” the rate at which each share of our common stock underlying any award granted under the plan (other than a stock option or stock appreciation right) counts against the maximum number of shares, from 1.5 to 1.58 for awards issued under the plan on or after August 11, 2010. The votes cast on this proposal were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Vote
17,637,714	9,098,051	27,139	7,885,689

Proposal Three: Ratification of Deloitte & Touche LLP as our Independent Registered Public Accountants for Fiscal 2011

At the annual meeting, our stockholders also approved the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011. The votes cast on this proposal were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Vote
34,549,954	74,321	24,318	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABIOMED, Inc.

By:	/s/ Robert L. Bowen
Robert L. Bowen
Vice President and Chief Financial Officer

Date: August 17, 2010

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